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EXHIBIT 1.0
FORM 4 - ATTACHMENT
WISDOMTREE ASSOCIATES, L.P.
SERIES A - 6% CONVERTIBLE PREFERRED STOCK
COUNTRY STAR RESTAURANTS, INC.
EXPLANATION OF RESPONSES

The Reporting Person is WisdomTree Associates, L.P., which has direct beneficial ownership of in excess of 10% of the outstanding Series A - 6% Convertible Preferred Stock of the Issuer. As at the end of November 1996, the Reporting Person owned 66,667 shares of the Common Stock, 33,334 Warrants to purchase an additional 33,334 shares of the Common Stock, and 121,500 shares of the Preferred Stock of the Issuer (with rights to convert such Preferred Stock into 729,000 shares of the Common Stock of the Issuer). WisdomTreee Capital Management, Inc. is the General Partner of the Reporting Person and thereby may be deemed to have indirect beneficial ownership of the Issuer's securities owned by the Reporting Person; however, WisdomTree Capital Management, Inc. disclaims beneficial ownership of such securities. WisdomTree Capital Management, Inc. is also the Investment Manager of WisdomTree Offshore, Ltd., an offshore investment vehicle which had, as at the end of November 1996, direct and beneficial ownership of 66,667 shares of the Common Stock and 33,334 Warrants to purchase an additional 33,334 shares of the Common Stock of the Issuer. WisdomTree Capital Management, Inc. may be deemed to have indirect beneficial ownership of the Issuer's securities owned by WisdomTree Offshore, Ltd.; however, WisdomTree Capital Management, Inc. disclaims beneficial ownership of such securities. The Reporting Person also disclaims beneficial ownership of any and all securities owned by WisdomTree Offshore, Ltd. WisdomTree Capital Management, Inc. is a wholly-owned subsidiary of Individual Invertor Group, Inc. which may thereby be deemed to be the indirect beneficial owner of the securities of the Issuer owned by each of the Reporting Person and WisdomTree Offshore, Ltd.; however, Individual Investor Group, Inc. disclaims beneficial ownership of such securities. Jonathan L. Steinberg is the chairman and Chief Executive Officer of each of Individual Investor Group, Inc. and the WisdomTree Capital Management, Inc. and may be deemed thereby to have indirect beneficial ownership of the Issuer's securities owned by each of the Reporting Person and/or WisdomTree Offshore, Ltd.; however, Mr. Steinberg disclaims beneficial ownership of such securities. Mr. Steinberg is also a Limited Partner of the Reporting Person and may thereby be deemed to have beneficial ownership of that portion of the securities beneficially owned by the reporting Person corresponding to Mr. Steinberg's interest as a Limited Partner therein.